EVERGREENBANCORP, INC.
FORM 8-K, JULY 28, 2005
EXHIBIT 99.1

EvergreenBancorp Sees Continued Growth and Declares Quarterly Dividend

SEATTLE, WA – (MARKET WIRE) – July 28, 2005. EvergreenBancorp, Inc. (OTCBB: EVGG) today announced a continuation of its recent growth trends with total assets reaching a record $216.0 million at June 30, 2005 compared to $195.3 million one year ago, an increase of 10.6%. Total deposits also reached a record total of $181.7 million at the end of the second quarter, compared with $158.4 million last year, an increase of 14.7%. The balance sheet remained strong with the ratio of loan loss reserve to total loans remaining steady at 1.23% compared to 1.25% one year ago. Capital as a percentage of assets ended the quarter at 8.16% compared to 8.56% last year.

President and CEO Gerry Hatler said, “We are pleased with the results we have seen for the year to date. The opening of our newest office in downtown Seattle at Third and Seneca late in the second quarter should support these positive trends.”

Net interest income after the provision for loan losses for the second quarter increased 17.02% compared with the same period last year and was up 14.28% comparing the first six months of this year to last year. Hatler said, “The improvement in net interest income reflects a combination of increased volume with loan totals up 11.43% over last year and an improvement in our net interest margin to 5.10% compared to 4.93% last year.”

Non-interest income showed similar positive results increasing 4.79% for the second quarter compared to the same period last year and ending up 1.11% on a year over year basis.

Additional staffing for the new Third and Seneca office plus other opening expenses, combined with the added costs of compliance with the upcoming requirements of the Sarbanes-Oxley Act negatively impacted earnings for the quarter and year to date. Net income ended the quarter at $214.2 thousand, or $.14 per diluted share, compared to $279.5 thousand or $.18 per share for the same quarter last year, while year to date net income ended at $513.5 thousand versus $565.6 thousand in 2004.

Hatler continued, “The addition of eleven new employees during the first half of the year, primarily in the loan production segment of our business will support the long term growth goals of our bank.”

Cash Dividend Declared The Board of Directors of EvergreenBancorp, Inc. has approved a quarterly cash dividend upon the common stock of the company. A cash dividend of 7-1/2 cents ($.075) per share was declared on July 21, 2005 and will be payable on August 22, 2005 to shareholders of record as of the close of business on August 8, 2005.

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region and offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; Health Savings Accounts (HSAs); financial planning and investment services; Internet banking; and merchant credit card processing services.

The EvergreenBank brand of caring, attentive, “once and done” customer service is one of the reasons customers remain loyal to the bank. Many have banked with EvergreenBank for 30 years or more. EvergreenBank operates six offices in Seattle, Bellevue, Lynnwood, and Federal Way. Visit www.EvergreenBank.com to learn more.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbancorp.com to learn more.

CONTACTS:

EvergreenBancorp, Inc.
Bill Filer, Chief Financial Officer, 206-749-7350
Nancy S. Juetten, 425-641-5214, nancy@nsjmktg.com         .